Exhibit 99.1
                             ------------


               Switzerland Receives First Hyperthermia
               Cancer Treatment System From BSD Medical


    SALT LAKE CITY--(BUSINESS WIRE)--Nov. 20, 2007--BSD Medical Corp. (AMEX:BSM) today announced the installation of the first BSD-500 hyperthermia cancer therapy system in Switzerland at the Department of Radiation Oncology of Kantonsspital Aarau. The hospital joins BSD's growing family of prestigious global customers with the purchase and installation of the new hyperthermia therapy system. The BSD-500 will be used to increase the Department's cancer therapy technology, particularly in treating advanced and recurrent cancer patients. It delivers hyperthermia through the use of microwave energy, helping to address the limitations of radiation therapy.

    "Control for locally advanced or recurrent neoplasm (tumors) continues to be a significant problem in clinical oncology. We look forward to coupling hyperthermia with ionizing radiation to enhance the effect on certain types of cancer. The BSD-500 provides superficial hyperthermia, which is used to non-invasively treat cancerous tumors located within a few centimeters of the surface of the body such as melanoma and recurrent breast cancer. It is also able to deliver interstitial hyperthermia to treat certain other tumors," stated Stefan Bodis MD, head of the Department of Radiation Oncology and Associate Professor of Radiotherapy at the University Medical School in Zurich, Switzerland. "During the past few years, radiation oncology has achieved considerable progress by implementation of computer technologies applied to imaging technologies. The adjuvant use of hyperthermia opens new opportunities to us, which we are pleased to accept as we work to improve the clinical outcome for our patients," continued Dr. Bodis.

    The Department of Radiation Oncology of Kantonsspital Aarau, with more than 20,000 treatment sessions per year, is among the most important radiation treatment centers in Switzerland and offers virtually all cancer treatment modalities. The hospital belongs to an international network of noted hospitals that coordinates clinical trials as well as treatment tutorials, including MD Anderson Cancer Center located at the University of Texas in Houston and many other leading cancer treatment centers around the world. Kantonsspital Aarau has been designated by Siemens Medical Solutions as a "Radiation Oncology Center of Excellence."

    About BSD Medical

    BSD Medical Corp. is the leading developer of systems used to deliver hyperthermia therapy for the treatment of cancer. Hyperthermia therapy is use to kill cancer directly and increase the effectiveness of companion radiation treatments. For further information, visit BSD Medical's website at www.BSDMedical.com or BSD's patient website at www.treatwithheat.com.

    Statements contained in this press release that are not historical facts are forward-looking statements, as defined in the Private
Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.


    CONTACT: BSD Medical Corporation, Salt Lake City
             Hyrum A. Mead, 801-972-5555
             Fax: 801-972-5930
             investor@bsdmc.com